EXHIBIT 99.1

For Release Wednesday, August 19, 2009; 5:00 PM EDT

CYBERONICS REPORTS STRONG FISCAL 2010 FIRST QUARTER RESULTS
Revenue Growth of 14%,
Income from Operations more than doubles over Q1 FY 09

HOUSTON, Texas, August 19, 2009 -- Cyberonics, Inc. (NASDAQ:CYBX) today announced results for the quarter ended July 24, 2009.

Quarterly highlights
Results for the first quarter of fiscal 2010 compared to the first quarter of fiscal 2009 include:

•	Net sales of $38.5 million, a 14% increase from $33.7 million;
•	Income from operations of $6.5 million, an increase of 134% from the $2.8 million reported in the prior year;
•	Earnings per diluted share of $0.23 cents compared with $0.08 cents per share;
•	U.S. and international epilepsy unit sales increased by 8%, and 15%, respectively.

Net sales
Worldwide net sales for the first quarter of fiscal 2010 were $38.5 million compared to $33.7 million in the comparable period of fiscal 2009, an increase of 14%.  On a constant currency basis, the year-over-year sales increase was approximately 17%.

U.S. net product sales increased to $30.9 million, compared with $26.2 million in the comparable period of fiscal 2009, an increase of $4.7 million or 18%.

While overall international unit sales increased by 12% in the first quarter of fiscal 2010, net sales increased by only 1% to $7.2 million due to the negative impact of foreign currency movements.  On a constant currency basis, international net sales increased by approximately 14%.

Gross profit
The gross profit for the first quarter of fiscal 2010 represented 86.1% of net sales, slightly higher than the 85.7% in the first quarter of fiscal 2009.  This increase is primarily a result of higher prices, increased production volumes and improved manufacturing efficiencies.

Operating expenses
Operating expenses increased by $0.5 million to $26.6 million for the first quarter of fiscal 2010 from the $26.1 million recorded in the comparable period of fiscal 2009 and were materially unchanged from the $26.8 million in the fourth quarter of the recently completed fiscal year.

Expenses for the quarter ended July 24, 2009 included $2.2 million for stock-based compensation, a reduction of $0.4 million from the comparable period of fiscal 2009.

Income from operations
The company reported income from operations of $6.5 million during the first quarter of fiscal 2010, compared with income from operations of $2.8 million in the comparable period of fiscal 2009.

Debt repurchase / other income
During the recently completed quarter, the company repurchased $15.6 million of its outstanding convertible debt for total cash consideration of $13.8 million and recorded a net gain of approximately $1.5 million, including the impact of tax and the accelerated amortization of deferred issuance costs.  Since January 2008, the company has retired a total of $85.8 million of debt, including $78.3 million of convertible debt.  Convertible debt outstanding as of the date of this release totals $46.7 million.

Net income
The company reported net income of $7.9 million, or $0.23 per diluted share, for the first quarter, compared with a net income of $2.1 million, or $0.08 cents per share, in the first quarter of fiscal 2009.

Balance sheet and cash flow
The company reported operating cash flow of $4.0 million for the quarter ended July 24, 2009.  Available cash balances were $56.3 million at quarter end, compared with debt outstanding of $46.7 million.

Results and objectives
“Consistent with our expectations, fiscal 2010 has begun on a positive note, with a double-digit sales increase,” commented Dan Moore, Cyberonics’ President and Chief Executive Officer.  “Again, we achieved strong growth in operating and net income.  Our core U.S. epilepsy business showed continued growth, and our international operations posted another solid performance, with international units increasing almost 12% and revenues again exceeding $7 million.

“During the quarter, we made significant progress in obtaining physician input to our development programs, reinforcing Cyberonics as the leader in devices for epilepsy, and rebuilding our credibility.  We conducted six meetings with a total of 71 epilepsy physicians during which we provided considerable detail on the enhanced development efforts around seizure detection, seizure recording and responsive stimulation.  Two additional educational symposia with epilepsy specialists were held during the quarter, and more than 20 are planned for the fiscal year.  Feedback from these and other physician meetings provide important input into our product development process.

“With respect to our international business, unit growth has continued to improve this quarter.  We sold the VNS Therapy™ System into 41 countries during the quarter, indicative of its widespread acceptance as an important treatment option.  We are also pleased to report that the Japanese regulatory authorities have scheduled the audit of our quality system for the first week of September.  This represents another important milestone in making VNS Therapy available to Japanese patients with epilepsy.

“With our recent filing of our 2009 proxy statement, we announced that two of our long-standing directors would not be standing for reelection and that the Board would be reduced to seven from the date of our shareholder meeting on September 24.  Both Alan Olsen and Michael Strauss have made important and valuable contributions to the company, and we thank them for all of their efforts.”

Fiscal 2010 guidance
Cyberonics is reiterating its previously provided net sales guidance of $157 million to $161 million on a constant currency basis, and continues to expect that income from operations will be in the range of $24 million to $27 million.

Additional details will be provided during the upcoming conference call and in the accompanying presentation slides, as described below.

Fiscal Year 2010 First Quarter Results Conference Call Instructions
A conference call to discuss fiscal 2010 first quarter results will be held at 9:00 AM EDT on Thursday, August 20, 2009.  To listen to the conference call live by telephone dial 877-313-8035 (if dialing from within the U.S.) or 706-679-4838 (if dialing from outside the U.S.).  The conference ID is 21678611; the leader is Dan Moore.  Presentation slides will be available on-line at www.cyberonics.com by 8:00 AM EDT on Thursday, August 20, 2009.  A replay of the conference call will be available approximately two hours after the completion of the live call by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing outside the U.S.).  The replay conference ID access code is 21678611.

The replay will be available for one week on the above number, and subsequently on the Company’s website for a period of six months.

About VNS Therapy™ and Cyberonics

Cyberonics, Inc. (NASDAQ:CYBX) is a medical technology company with core expertise in neuromodulation. The company developed and markets the Vagus Nerve Stimulation (VNS) Therapy™ System, which is FDA-approved for the treatments of epilepsy and depression. The VNS Therapy System uses a surgically implanted medical device that delivers electrical pulsed signals to the vagus nerve. Cyberonics markets the VNS Therapy System in selected markets worldwide.

Additional information on Cyberonics, Inc. and VNS TherapyTM is available at www.cyberonics.com and www.vnstherapy.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the use of forward-looking terminology, including "may," "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," "forecast," or other similar words.  Statements contained in this press release are based on information presently available to us and assumptions that we believe to be reasonable.  We are not assuming any duty to update this information if those facts change or if we no longer believe the assumptions to be reasonable. Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, statements concerning obtaining regulatory approval in Japan for the epilepsy indication, maintaining leadership in the epilepsy device market, successfully developing a product capable of seizure detection, seizure recording and responsive stimulation, fiscal 2010 sales of $157 million to $161 million, and fiscal 2010 operating income of $24 million to $27 million.  Our actual results may differ materially.  Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy™ and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy™ for the treatment of other indications; satisfactory completion of post-market studies required by the U.S. Food and Drug Administration as a condition of approval for the treatment-resistant depression indication; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new indications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management's estimates of future expenses and sales; the results of the previously disclosed governmental inquiries; the potential identification of material weaknesses in our internal controls over financial reporting; risks and costs associated with such governmental inquiries and any litigation relating thereto or to our stock option grants, procedures, and practices and other risks detailed from time to time in our filings with the Securities and Exchange Commission (SEC).  For a detailed discussion of these and other cautionary statements, please refer to our most recent filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 24, 2009.

Contact information

Greg Browne, CFO
Cyberonics, Inc.
100 Cyberonics Blvd.
Houston, TX 77058
Main:  (281) 228-7262
Fax:  (281) 218-9332
ir@cyberonics.com

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CYBERONICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Thirteen Weeks Ended
	July 24, 2009	July 25, 2008

Net sales	$38,501,237	$33,731,858
Cost of sales	5,340,145	4,816,762
Gross Profit	33,161,092	28,915,096
Operating Expenses:
Selling, general and administrative	21,618,891	21,524,767
Research and development	5,030,089	4,608,175

Total Operating Expenses	26,648,980	26,132,942
Income from Operations	6,512,112	2,782,154
Interest income	42,263	508,287
Interest expense	(502,685)	(1,161,650)
Gain on early extinguishment of debt, net	1,524,330	-
Other income, net	492,889	17,234
Income before income tax	8,068,909	2,146,025
Income tax expense	203,450	93,224

Net income	$7,865,459	$2,052,801

Basic income per share	$0.29	$0.08
Diluted income per share	$0.23	$0.08

Shares used in computing basic income per share	27,532,410	26,420,783
Shares used in computing diluted income per share	27,748,461	26,799,038

CYBERONICS, INC. AND SUBSIDIARY CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited except where indicated)

	July 24, 2009	April 24, 2009
		(Audited)

ASSETS

Current Assets
Cash and cash equivalents	$56,258,211	$66,225,479
Restricted cash	1,000,000	1,000,000
Accounts receivable, net	24,963,824	22,250,653
Inventories	13,548,831	12,841,064
Other current assets	2,419,672	2,216,706
Total Current Assets	98,190,538	104,533,902
Property and equipment, net and other assets	7,438,309	7,509,726
Total Assets	$105,628,847	$112,043,628

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities	$16,753,850	$17,645,240
Long Term Liabilities:
Convertible notes	46,715,000	62,339,000
Deferred license revenue and other	7,272,821	7,647,544
Total Long Term Liabilities	53,987,821	69,986,544
Total Liabilities	70,741,671	87,631,784
Total Stockholders' Equity	34,887,176	24,411,844
Total Liabilities and Stockholders' Equity	$105,628,847	$112,043,628

CYBERONICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Thirteen Weeks Ended
	July 24, 2009	July 25, 2008

Cash Flow From Operating Activities:
Net Income	$7,865,459	$2,052,801
Non-Cash items included in Net Income
Gain on early extinguishment of debt	(1,524,330)	-
Stock-base compensation	2,203,438	2,626,762
Unrealized (gain) loss in foreign currency transactions	(591,026)	189,404
Other	201,855	478,164
Changes in Operating Assets and Liabilities
Accounts receivable, net	(2,284,773)	1,864,232
Inventories	(588,709)	431,849
Other	(1,270,753)	(1,033,542)
Net Cash Provided By Operating Activities	4,011,161	6,609,670
Cash Flow From Investing Activities:
Net Cash Used in Investing Activities	(715,340)	(216,533)
Cash Flow From Financing Activities:
Repurchase of convertible notes	(13,845,400)	-
Proceeds from issuance of common stock	389,626	4,057,306
Purchase of treasury stock	(37,551)	(105,110)
Net Cash Provided By (Used in) Financing Activities	(13,493,325)	3,952,196

Effect of Exchange Rate Changes on Cash and Cash Equivalents	230,236	(255,209)

Net Increase (Decrease) in Cash and Cash Equivalents	(9,967,268)	10,090,124
Cash and Cash Equivalents at Beginning of Period	66,225,479	91,058,692
Cash and Cash Equivalents at End of Period	$56,258,211	$101,148,816